UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 7, 2011

Move, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 East Hamilton Avenue
Campbell, California 95008
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:  (408) 558-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01     Entry into a Material Definitive Agreement.

Item 2.02     Results of Operations and Financial Condition.

Item 8.01     Other Events.

Item 9.01     Financial Statements and Exhibits.

SIGNATURE

EXHIBIT INDEX

EXHIBIT 10.1

EXHIBIT 99.1

Item 1.01     Entry into a Material Definitive Agreement.

On February 9, 2011, the Company and both Elevation Partners, L.P. and Elevation Side Fund, LLC (together, “Elevation”) entered into an agreement (the “Waiver & Consent Agreement”) providing for certain waivers and other agreements pertaining to the Stockholders Agreement between the Company and Elevation dated November 29, 2005 (the “Stockholders Agreement”) and the Certificate of Designation of Series B Convertible Participating Preferred Stock dated November 29, 2005 (the “Certificate of Designation”).  The Stockholders Agreement and Certificate of Designation are listed in the Company’s annual report on Form 10-K for the 2009 fiscal year (filed on March 5, 2010), as Exhibits 10.56 and 3.01.2, respectively, of Item 15 – Exhibits and Financial Statement Schedules.  Elevation is the sole holder of the Company’s outstanding Series B Preferred stock.  Under the Waiver & Consent Agreement the parties agree to the Company’s redemption from Elevation of 70,000 of the shares of the Company’s Series B Preferred stock, at a total redemption price of $70 million.  The redemption will be effective, and the redemption price paid to Elevation, on such redemption date occurring on or before February 28, 2011, and duly notified by the Company to Elevation.  The foregoing summary is qualified in its entirety by the full text of the Waiver & Consent Agreement attached as Exhibit 10.1 to this current report.  The Company has also attached, as Exhibit 99.1 to this current report, a press release issued on February 10, 2011, by the Company regarding, among other things, the Waiver & Consent Agreement.

Item 2.02     Results of Operations and Financial Condition.

On February 10, 2011, the Company issued a press release announcing, among other things, its financial results for the quarter and year ended December 31, 2010.  A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01     Other Events.

Stock Repurchase Program.
On February 7, 2011, the Company’s Board of Directors authorized a stock repurchase program.  Under the program, the Company’s management may from time to time and at its discretion repurchase, on the open market, in privately negotiated transactions or otherwise, shares of the Company's common stock, utilizing surplus cash in the amount of up to $25 million.  The program’s duration is limited to twenty-four months, beginning when the Company publicly announces implementation of the program.  The Board’s authorization of repurchases is subject to, among other things, compliance with applicable laws, regulations and third-party agreements, and revocation of the program by the Company’s Board of Directors.  Shares repurchased under the program will be retired to constitute authorized, unissued shares of the Company's common stock.  The Company has also attached, as Exhibit 99.1 to this current report, a press release issued on February 10, 2011, by the Company regarding, among other things, the stock repurchase program.

Reverse Stock-Split
On February 7, 2011, the Company’s Board of Directors authorized a 1-for-4 reverse stock split of its common stock, subject to shareholder approval.  The authorization of the reverse stock-split, if approved by the shareholders, (i) would result in shareholders owning such number of shares after the split as correlates to the ratio of one share for every four shares held prior to the split, including fractional shares (as applicable) unless the Company elects to remit cash in lieu of fractional shares, (ii) would include amendment of the Company’s Restated Certificate of Incorporation (such amendment also to be approved by the shareholders) to reduce proportionately the total number of shares of common stock that the Company is authorized to issue, and (iii) would also include, however, reservation by the Company of discretion to forego the reverse stock-split and the associated amendment of the Company’s Restated Certificate of Incorporation.   The Company has also attached, as Exhibit 99.1 to this current report, a press release issued on February 10, 2011, by the Company regarding, among other things, the reverse stock-split.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits
10.1	Waiver and Consent agreement dated February 9, 2011, between Move, Inc. and both Elevation Partners, L.P. and Elevation Side Fund, LLC.

99.1
Press release announcing, among other things, Move, Inc.’s financial results for the quarter and year ended December 31, 2010, the Waiver & Consent Agreement, the authorization of a stock repurchase program and the authorization, subject to shareholder approval, of a 1-for-4 reverse stock-split.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOVE, INC.

Date: February 10, 2011	By:	/s/ Robert J. Krolik
Robert J. Krolik

Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Waiver and Consent agreement dated February 9, 2011, between Move, Inc. and both Elevation Partners, L.P. and Elevation Side Fund, LLC.

99.1
Press release announcing, among other things, Move, Inc.’s financial results for the quarter and year ended December 31, 2010, the Waiver & Consent Agreement, the authorization of a stock repurchase program and the authorization, subject to shareholder approval, of a 1-for-4 reverse stock-split.